SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 000-33383


                                   GOENERGY, INC.
   --------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


    Suite 1000 - 355 Burrard Street, Vancouver, British Columbia, V6C 2G8
  ----------------------------------------------------------------------------
   Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      common stock, par value $0.001 par value
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
      -------------------------------------------------------------------
      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a) (1) (i)       [x]      Rule 12h-3(b) (1) (ii)    [x]
         Rule 12g-4(a) (1) (ii)      [ ]      Rule 12h-3(b) (2) (i)     [ ]
         Rule 12g-4(a) (1) (i)       [ ]      Rule 12h-3(b) (2) (ii)    [ ]
         Rule 12g-4(a) (1) (ii)      [ ]      Rule 15d-6                [ ]
         Rule 12g-3(b) (1) (i)       [ ]

Approximate number of holders of record as of the certification or notice date:

                                      30
                           --------------------------


                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, GoEnergy, Inc. has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

                                     GoEnergy, Inc.

Date:  February 11, 2002            By:  /s/  Strato Malamas
                                        ----------------------------------------
                                         Strato Malamas
                                         President and Chief Executive Officer